Exhibit 3.19

CERTIFICATE OF FORMATION

OF

CAMELBAK PRODUCTS, LLC

This Certificate of Formation is being executed as of October 8, 2003, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.                                      Name.  The name of the limited liability company is CamelBak Products, LLC (the “Company”).

2.                                      Registered Office and Registered Agent.  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Lori A. Penny
Lori A. Penny, an Authorized Person